Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Forest City Enterprises, Inc. of our report dated March 30, 2011 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Forest City Enterprises, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2011. We also consent to the incorporation by reference of our report dated September 17, 2010 relating to the financial statements of Nets Sports and Entertainment, LLC and subsidiaries, which appears in Exhibit 23 of Forest City Enterprises, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Cleveland, Ohio

December 8, 2011